Exhibit 1.1
Oiltanking Partners, L.P.
10,000,000 Common Units
Representing Limited Partner Interests
Underwriting Agreement
     New York, New York
, 2011
Citigroup Global Markets Inc.
Barclays Capital Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
As Representatives of the several Underwriters
c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
Ladies and Gentlemen:
          Oiltanking Partners, L.P., a limited partnership organized under the laws of Delaware (the “Partnership”), proposes to sell to the several underwriters named in Schedule I hereto (the “Underwriters”), for whom you (the “Representatives”) are acting as representatives, 10,000,000 common units (the “Firm Units”), each representing a limited partner interest in the Partnership (“Common Units”). The Partnership also proposes to grant to the Underwriters an option to purchase up to 1,500,000 additional Common Units to cover over-allotments, if any (the “Option Units;” the Option Units, together with the Firm Units, being hereinafter called the “Units”). Certain terms used herein are defined in Section 20 hereof.
          It is understood and agreed to by all parties that the Partnership was recently formed by Oiltanking Holding Americas, Inc., a Delaware corporation (“OTA”), to acquire, own, operate and grow the terminaling and storage business (the “Assets”) that was previously owned and operated by each of (i) Oiltanking Houston, L.P., a Texas limited partnership (“Oiltanking Houston”), and (ii) Oiltanking Beaumont Partners, L.P., a Delaware limited partnership (“Oiltanking Beaumont”), as more particularly described in the Preliminary Prospectus (as defined herein).
          It is further understood and agreed to by all parties that as of the date hereof:
     (a) OTA directly owns a 98% limited partner interest in the Partnership;
     (b) OTA directly owns a 100% membership interest in OTLP GP, LLC, a Delaware limited liability company and the sole general partner of the Partnership with a 2.0% general partner interest in the Partnership (the “General Partner”);

     (c) OTA directly owns (i) a 100% membership interest in OTH GP, LLC, a Texas limited liability company (“OTH GP”), and the sole general partner of Oiltanking Houston with a 1.0% general partner interest in Oiltanking Houston and (ii) a 99.0% limited partner interest in Oiltanking Houston;
     (d) OTA directly owns (i) a 100% membership interest in Oiltanking Beaumont GP, L.L.C., a Delaware limited liability company (“OTB LLC”) and the sole general partner of Oiltanking Beaumont with a 1.0% general partner interest in Oiltanking Beaumont and (ii) a 99.0% limited partner interest in Oiltanking Beaumont;
     (e) OTB LLC directly owns a 100% membership interest in OTB GP, LLC, a Delaware limited liability company (“OTB GP”);
     (f) OTA directly owns a 100% membership interest in OTB Holdco, LLC, a Delaware limited liability company (“OTB Holdco”);
     (g) Oiltanking GmbH, a German corporation (“Oiltanking GmbH”) is the sole stockholder of OTA;
     (h) Oiltanking GmbH directly owns Oiltanking Finance B.V., a Dutch corporation (“Oiltanking Finance”); and
     (i) Oiltanking Houston and Oiltanking Beaumont together directly own all of the Assets.
          It is further understood and agreed to by the parties hereto that the following transactions will occur on the Closing Date (as defined herein):
     (a) the parties thereto will enter into a Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”) pursuant to which:
     (i) OTB LLC will contribute its 1% general partner interest in Oiltanking Beaumont to OTB GP;
     (ii) OTA will contribute its 99% limited partner interest in Oiltanking Beaumont to OTB Holdco in exchange for a 99% member interest in OTB Holdco;
     (iii) OTB LLC will contribute 100% of OTB GP to OTB Holdco in exchange for a 1% member interest in OTB Holdco;
     (iv) Oiltanking Houston will assign certain cash, cash equivalents and receivables to OTA;
     (v) Oiltanking Beaumont will distribute a cash deposit with Oiltanking Finance to OTB Holdco, and OTB GP will in turn distribute those accounts receivable to OTB Holdco;

     (vi) OTB Holdco will guarantee certain debts of Oiltanking Houston and Oiltanking Beaumont;
     (vii) OTA will contribute 100% of OTH GP and its 99% limited partner interest in Oiltanking Houston to the Partnership;
     (viii) OTB Holdco will contribute 100% of OTB GP and its 99% limited partner interest in Oiltanking Beaumont to the Partnership; and
     (ix) the Partnership will issue (A) to OTA (i) on the Closing Date, an aggregate of 3,581,032 Common Units and 10,457,842 Subordinated Units representing limited partner interest in the Partnership (the “Subordinated Units”) and (ii) upon the expiration of the Over-Allotment Option period, a number of additional Common Units that is equal to the excess, if any, of (x) 1,500,000 over (y) the aggregate number of Common Units, if any, actually purchased by and issued to the Underwriters pursuant to the exercise of the Over-Allotment Option and (B) to OTB Holdco an aggregate of an aggregate of 4,368,869 Common Units and 8,992,059 Subordinated Units (collectively, the “Sponsor Units”);
     (b) the Partnership, as borrower, will enter into a two-year $50.0 million revolving line of credit with Oiltanking Finance (the “Credit Agreement”);
     (c) the Partnership, the General Partner and Oiltanking North America, LLC (“OTNA”) will enter into a services agreement (the “Services Agreement”), which will address the provision by OTNA of selling, general and administrative services to the Partnership and certain indemnification matters;
     (d) the Partnership, the General Partner and OTA will enter into an omnibus agreement (the “Omnibus Agreement”), which will address the Partnership’s use of the “Oiltanking” name and certain environmental and other indemnification matters;
     (e) the Partnership and OTA will enter into a tax sharing agreement (the “Tax Sharing Agreement”), which will address the allocation and sharing of various taxes;
     (f) the public offering of the Firm Units contemplated hereby will be consummated;
     (g) the Partnership will use the net proceeds from the sale of the Units as provided in the “Use of Proceeds” section of the Registration Statement; and
     (h) the Partnership will issue to the General Partner the Incentive Distribution Rights (as defined in the partnership agreement of the Partnership (as the same may be amended or restated at or prior to the Closing Date, the “Partnership Agreement”).
          The transactions contemplated in subsections (a) through (g) above are referred to herein as the “Transactions.” The Contribution Agreement, the Omnibus Agreement, the Services Agreement, the Tax Sharing Agreement and the Credit Agreement shall be collectively referred herein as the “Transaction Documents.” The Partnership, the General Partner and OTA

are collectively referred to herein as the “Partnership Parties.” The Partnership, the General Partner, OTB GP, OTH GP, Oiltanking Houston and Oiltanking Beaumont are collectively referred to in this Agreement as the “Partnership Entities.” The Partnership Entities, OTB Holdco, OTB LLC, OTA and OTNA are collectively referred to as the “Domestic Oiltanking Entities.” Oiltanking Finance and the Domestic Oiltanking Entities are collectively referred to as the “Oiltanking Entities.”
          2. Representations and Warranties. Each of the Partnership Parties, jointly and severally, represents and warrants to, and agrees with, each Underwriter as set forth below in this Section 1.
     (a) Registration. The Partnership has prepared and filed with the Commission a registration statement (File No: 333-173199) on Form S-1, including a related Preliminary Prospectus, for registration under the Act of the offering and sale of the Units. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, has become effective. The Partnership may have filed one or more amendments thereto, including the related Preliminary Prospectus, each of which has previously been furnished to the Representatives. The Partnership will file with the Commission a final prospectus in accordance with Rule 424(b) of the Act. As filed, such final prospectus shall conform with the requirements of the Act, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to the Representatives prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the latest Preliminary Prospectus) as the Partnership has advised the Representatives, prior to the Execution Time, will be included or made therein.
     (b) No Stop Order. No stop order suspending the effectiveness of the Registration Statement, any post-effective amendment thereto or the Rule 462(b) Registration Statement, if any, has been issued and no proceeding for that purpose has been initiated or, to the knowledge of any of the Partnership Parties, threatened by the Commission. No order preventing or suspending the use of any Preliminary Prospectus or any Issuer Free Writing Prospectus has been issued and no proceeding for that purpose has been initiated or, to the knowledge of the Partnership Parties, threatened by the Commission.
     (c) Eligible Issuer. (i) At the time of filing the Registration Statement and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Partnership was not and is not an Ineligible Issuer (as defined in Rule 405 of the Act), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Partnership be considered an Ineligible Issuer.
     (d) No Material Misstatements or Omissions in Registration Statement or Prospectus. Each Preliminary Prospectus, at the time of filing thereof, complied in all material respects with the requirements of the Act, and did not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. On the Effective Date, the Registration Statement did, and when the Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date and on any date on which Option Units are purchased, if such date is not the Closing Date (a “settlement date”), the Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Act; on the Effective Date and at the Execution Time, the Registration Statement did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b) and on the Closing Date and any settlement date, the Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Partnership makes no representations or warranties as to the information contained in or omitted from the Registration Statement, or the Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Partnership by or on behalf of any Underwriter through the Representatives specifically for inclusion in the Registration Statement or the Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.
     (e) No Material Misstatements or Omissions in Disclosure Package. As of the Execution Time and each settlement date, (i) the Disclosure Package and the price to the public, the number of Firm Units and the number of Option Units to be included on the cover page of the Prospectus, when taken together as a whole and (ii) each electronic road show when taken together as a whole with the Disclosure Package and the price to the public, the number of Firm Units and the number of Option Units to be included on the cover page of the Prospectus, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Partnership by or on behalf of any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.
     (f) Projections. Each of the statements made by the Partnership in the Registration Statement and the Disclosure Package and to be made in the Prospectus (and any supplements thereto) within the coverage of Rule 175(b) under the Act, including (but not limited to) any statements with respect to projected results of operations, estimated available cash and future cash distributions of the Partnership, and any statements made in support thereof or related thereto under the heading “Cash Distribution Policy and Restrictions on Distributions” or the anticipated ratio of taxable income to distributions, was made or will be made with a reasonable basis and in good faith.
     (g) Electronic Road Show. The Partnership has made available a “bona fide electronic road show” (as defined in Rule 433(h) under the Act) such that no filing of any “road show” (as defined in Rule 433(h) under the Act) is required in connection with the offering of the Units.

     (h) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated by reference therein that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Partnership by or on behalf of any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.
     (i) Formation and Qualification. Each of the Oiltanking Entities has been duly formed or incorporated and is validly existing as a limited partnership, limited liability company or corporation, as applicable, in good standing under the laws of its respective jurisdiction of formation or incorporation, as the case may be. Each of the Oiltanking Entities has full limited partnership, limited liability company or corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted or as to be conducted on the Closing Date and each settlement date and to enter into and perform its obligations under each of the Transaction Documents to which it is a party, in each case as described in the Disclosure Package and the Prospectus. Each of the Partnership Entities is, or at the Closing Date and each settlement date will be, duly registered or qualified to do business as a foreign limited partnership, limited liability company or corporation, as applicable, and is in good standing under the laws of each jurisdiction which requires such registration or qualification, all of such jurisdictions being listed on Schedule II hereto, except where the failure to so register or qualify could not reasonably be expected to (i) have a material adverse effect on the financial condition, earnings, business, properties, operations or prospects of the Partnership Entities, taken as a whole, whether or not arising from transactions in the ordinary course of business (“Material Adverse Effect”) or (ii) subject the limited partners of the Partnership to any material liability or disability.
     (j) Power and Authority of General Partner. The General Partner has, and, on the Closing Date and each settlement date, will have, full power and authority to act as general partner of the Partnership in all material respects as described in the Disclosure Package and the Prospectus.
     (k) Ownership of Domestic Oiltanking Entities. On the Closing Date and each settlement date, after giving effect to the Transactions, all of the equity interests in each of the Domestic Oiltanking Entities will be owned as set forth on Exhibit A hereto; all of such equity interests will be duly authorized and validly issued in accordance with the limited partnership or limited liability company agreements of each such Partnership Entity (the “Organizational Agreements”), will be fully paid (to the extent required by the applicable Organizational Agreements) and nonassessable (except as such nonassessability may be affected by (i) Sections 17-303, 17-607 and 17-804 of the Delaware Limited Partnership Act (the “Delaware LP Act”) or (ii) Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”); and, on the Closing Date and each settlement date, such equity interests will be owned as set forth on Exhibit A free and clear of all liens, encumbrances, security interests, charges or other claims (“Liens”) (except for (i)

restrictions on transferability contained in the Organizational Agreements of such entity or (ii) as described in the Disclosure Package and the Prospectus.
     (l) Valid Issuance of the Units. On the Closing Date and each settlement date, as the case may be, the Firm Units or the Option Units, as the case may be, will be duly authorized for issuance and sale to the Underwriters pursuant to this Agreement and, when issued and delivered by the Partnership pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).
     (m) Capitalization. At the Closing Date, after giving effect to the Transactions and upon the expiration of the Over-Allotment Option exercise period, the issued and outstanding partnership interests of the Partnership will consist of 19,449,901 Common Units and 19,449,901 Subordinated Units. Other than the Sponsor Units and the Incentive Distribution Rights, the Units will be the only limited partner interests of the Partnership issued and outstanding on the Closing Date and, except for any Option Units or Units issued by the Partnership in compliance with Section 5(j) of this Agreement, on each settlement date.
     (n) No Other Subsidiaries. Except as described in the Disclosure Package and the Prospectus, none of the Partnership Entities will, on the Closing Date and each settlement date, own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.
     (o) No Preemptive Rights, Registration Rights or Options. Except as identified in the Disclosure Package and the Prospectus, there are no (i) preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity securities of or any partnership interest in, any of the Partnership Entities or (ii) outstanding options or warrants to purchase any securities of the Partnership Entities. Except for such rights that have been waived or as described in the Disclosure Package and the Prospectus, neither the filing of the Registration Statement nor the offering or sale of the Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Units or other securities of the Partnership.
     (p) Authority and Authorization. Each of the Partnership Parties has all requisite power and authority to execute and deliver this Agreement and perform its respective obligations hereunder. The Partnership has all requisite partnership power and authority to issue, sell and deliver (i) the Units, in accordance with and upon the terms and conditions set forth in this Agreement, the Partnership Agreement, the Registration Statement, the Disclosure Package and the Prospectus and (ii) the Sponsor Units and Incentive Distribution Rights, in accordance with and upon the terms and conditions set forth in the Partnership Agreement and the Contribution Agreement. On the Closing Date and each settlement date, all corporate, partnership and limited liability company action, as the case may be, required to be taken by the Oiltanking Entities or any of their stockholders, members or partners, as the case may be, for the authorization, issuance, sale and delivery of the Units, the Sponsor Units and the Incentive Distribution Rights, the execution and delivery of the Operative Agreements (as defined herein) and the consummation of the transactions (including the Transactions) contemplated by this Agreement and the Operative Agreements, shall have been validly taken.
     (q) Authorization of this Agreement. This Agreement has been duly authorized, executed and delivered by each of the Partnership Parties.
     (r) Enforceability of Operative Agreements. At or before the Closing Date:
     (i) the Partnership Agreement will be duly authorized, executed and delivered by the General Partner and OTA and will be a valid and legally binding agreement of the General Partner and OTA, enforceable against each of them in accordance with its terms. Each of the other Organizational Agreements will have been duly authorized, executed and delivered by the parties thereto, and will be valid and legally binding agreements of such parties, enforceable against such parties in accordance with their terms;
     (ii) the Services Agreement will have been duly authorized, executed and delivered by each of the parties thereto and will be a valid and legally binding agreement of each of them, enforceable against each of them in accordance with its terms;
     (iii) the Omnibus Agreement will have been duly authorized, executed and delivered by each of the parties thereto and will be a valid and legally binding agreement of each of them, enforceable against each of them in accordance with its terms;
     (iv) the Credit Agreement will have been duly authorized, executed and delivered by the Partnership and Oiltanking Finance and will be a valid and legally binding agreement of the Partnership and Oiltanking Finance, enforceable against the Partnership in accordance with its terms;
     (v) the Tax Sharing Agreement will have been duly authorized, executed and delivered by the Partnership and OTA and will be a valid and legally binding agreement of the Partnership and OTA, enforceable against the Partnership and OTA in accordance with its terms; and
     (vi) the Contribution Agreement will have been duly authorized, executed and delivered by each of the partie thereto and will be a valid and legally binding agreement of each of them, enforceable against each of them in accordance with its terms;
provided that, with respect to each agreement described in this Section 1(r), the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); provided further; that the indemnity, contribution and exoneration provisions contained in any of such agreements may be limited by applicable laws and public policy.
The Organizational Agreements and the Transaction Documents are herein collectively referred to as the “Operative Agreements.”
     (s) No Conflicts. None of (i) the offering, issuance or sale by the Partnership of the Units, (ii) the execution, delivery and performance of this Agreement and the Operative Agreements by the Oiltanking Entities that are parties hereto or thereto, as the case may be, (iii) the consummation of the Transactions and any other transactions contemplated by this Agreement or the Operative Agreements or (iv) the application of the proceeds as described under the caption “Use of Proceeds” in the Disclosure Package and the Prospectus, (A) conflicts or will conflict with or constitutes or will constitute a violation of the partnership agreement, limited liability company agreement, certificate of formation or conversion, certificate or articles of incorporation, bylaws or other constituent document (collectively, the “Organizational Documents”) of any of the Oiltanking Entities, (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of the Oiltanking Entities is a party or by which any of them or any of their respective properties may be bound, (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental agency or body having jurisdiction over any of the Oiltanking Entities or any of their properties in a proceeding to which any of them or their property is a party or (D) results or will result in the creation or imposition of any Lien upon any property or assets of any of the Oiltanking Entities (other than Liens created pursuant to the Credit Agreement), which conflicts, breaches, violations, defaults or Liens, in the case of clauses (B), (C) or (D), would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Oiltanking Entities to consummate the Transactions or any other transactions provided for in this Agreement or the Operative Agreements.
     (t) No Consents. No permit, consent, approval, authorization, order, registration, filing or qualification of or with any court, governmental agency or body having jurisdiction over any of the Oiltanking Entities or any of their properties or assets is required in connection with the offering, issuance or sale by the Partnership of the Units, the execution, delivery and performance of this Agreement by the Partnership Parties, the execution, delivery and performance by the Oiltanking Entities that are parties thereto of their respective obligations under the Operative Agreements or the consummation of the Transactions or any other transactions contemplated by this Agreement or the Operative Agreements except (i) for such permits, consents, approvals and similar authorizations required under the Act, the Exchange Act and state securities or “blue sky” laws of any jurisdiction or under the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”), (ii) for such consents that have been, or prior to the Closing Date will be, obtained, (iii) for such consents that, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Oiltanking Entities to consummate the Transactions, and (iv) as disclosed in the Disclosure Package and the Prospectus.
     (u) No Defaults. None of the Oiltanking Entities is (i) in violation of any of its Organizational Documents, (ii) in violation of any statute, law, rule or regulation, or any judgment, order, injunction or decree of any court, governmental agency or body or arbitrator having jurisdiction over any of the Oiltanking Entities or any of their properties or assets or (iii) in breach, default (or an event that, with notice or lapse of time or both, would constitute such a breach or default) or violation in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument relating to the Assets to which it is a party or by which it or any of its properties may be bound, which in the case of either (ii) or (iii) would reasonably be expected to have, if continued, a Material Adverse Effect or materially impair the ability of the Oiltanking Entities to consummate the Transactions.
     (v) Conformity of Units to Description. The Units, when issued and delivered in accordance with the terms of the Partnership Agreement and this Agreement against payment therefor as provided therein and herein, will conform, and the Sponsor Units and the Incentive Distribution Rights conform, or when issued and delivered in accordance with the terms of the Partnership Agreement will conform, in all material respects to the description thereof contained in the Disclosure Package and the Prospectus.
     (w) No Labor Dispute. No labor problem or dispute with the Domestic Oiltanking Entities’ employees who are engaged in the business associated with the Assets exists or, to the knowledge of the Partnership Parties, is threatened or imminent, that would reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus.
     (x) Sufficiency of the Transaction Documents. The Transaction Documents will be legally sufficient to transfer or convey to, or vest in, the Partnership and its subsidiaries satisfactory title to, or valid rights to use or manage, all properties not already held by them that are, individually or in the aggregate, required to enable the Partnership and its subsidiaries to conduct their operations in all material respects as contemplated by the Disclosure Package and the Prospectus, subject to the conditions, reservations, encumbrances and limitations described therein or contained in the Transaction Documents. The Partnership and it subsidiaries, upon execution and delivery of the Transaction Documents, will succeed in all material respects to the assets, properties and liabilities reflected by the pro forma financial statements of the Partnership.
     (y) Financial Statements. The historical financial statements and schedules included in the Preliminary Prospectus, the Prospectus and the Registration Statement present fairly the financial condition, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein, as of the dates and for the periods indicated; such financial statements comply as to form in all material respects with the applicable accounting requirements of Regulation S-X of the Act and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The summary historical and pro forma financial and operating information set forth in the Preliminary Prospectus, the Prospectus and the Registration Statement under the caption “Summary—Summary Historical and Pro Forma Financial and Operating Data” and the selected historical and pro forma financial and operating information set forth under the caption “Selected Historical and Pro Forma Combined Financial and Operating Data” in the Preliminary Prospectus, the Prospectus and Registration Statement is accurately presented in all material respects and prepared on a basis consistent with the audited and unaudited historical financial statements and pro forma financial statements, as applicable, from which it has been derived. The assumptions and forecasts underlying the pro forma information set forth under the caption “Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distribution for the Twelve Months Ending June 30, 2012,” “Cash Distribution Policy and Restrictions on Distributions—Unaudited Pro Forma Cash Available for Distribution” and the related notes in the Registration Statement, the Preliminary Prospectus and the Prospectus (and any similar information, if any, contained in any Permitted Free Writing Prospectus (as defined herein)) are, in the informed judgment of management of the Domestic Oiltanking Entities, reasonable and with respect to the pro form information set forth under the caption “Cash Distribution Policy and Restrictions on Distributions—Unaudited Pro Forma Cash Available for Distribution” and the related notes, the pro forma adjustments used therein are appropriate to give effect to the transactions and circumstances described therein and the pro forma adjustments have been properly applied to the historical financial statement amounts in the compilation of those statements and data; there are no financial statements (historical or pro forma) that are required to be included in the Registration Statement, any Preliminary Prospectus or the Prospectus that are not so included as required; the Domestic Oiltanking Entities do not have any material liabilities or obligations, direct or contingent (including off-balance sheet obligations), not described in the Registration Statement (excluding the exhibits thereto), each Preliminary Prospectus and the Prospectus; and all disclosures contained in the Registration Statement, the Preliminary Prospectuses, the Prospectus and each Permitted Free Writing Prospectus (as defined herein) regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Act, to the extent applicable.
     (z) Independent Public Accountants. BDO USA, LLP, who has certified certain financial statements of the predecessor to the Partnership and the Partnership and has delivered its report with respect to the audited financial statements and schedules included in the Disclosure Package and the Prospectus, is an independent registered public accounting firm with respect to the Partnership within the meaning of the Act and the applicable published rules and regulations thereunder and the rules and regulations of the Public Company Accounting Oversight Board (“ PCAOB ”).
     (aa) Litigation. Except as described in the Disclosure Package and the Prospectus, no action, suit, proceeding, inquiry or investigation by or before any court or governmental or other regulatory or administrative agency, authority or body or any arbitrator involving any of the Domestic Oiltanking Entities or its or their property is pending, or to the knowledge of any of the Partnership Parties, threatened or contemplated that (i) would individually or in the aggregate have a material adverse effect on the performance of this Agreement or any of the Operative Agreements or the consummation of any of the transactions contemplated herein or therein (including the Transactions); (ii) would individually or in the aggregate have a Material Adverse Effect or (iii) that are required to be described in the Disclosure Package or the Prospectus but are not described as required.
     (bb) Title to Properties. Following consummation of the Transactions and on the Closing Date and each settlement date, after giving effect to the Transactions, the Partnership Entities will have good and indefeasible title to all real property and good title to all personal property described in the Disclosure Package or the Prospectus as owned by the Partnership Entities, free and clear of all Liens except (i) as described, and subject to the limitations contained, in the Disclosure Package and the Prospectus, (ii) that arise under the Credit Agreement or (iii) such as do not materially interfere with the use of such properties taken as a whole as they have been used in the past and are proposed to be used in the future as described in the Disclosure Package and the Prospectus; provided that, with respect to any real property and buildings held under lease or sublease by the Partnership Entities, such real property and buildings are held under valid, subsisting and enforceable leases or subleases, as the case may be, with such exceptions as are not material and do not interfere with the use of the properties of the Partnership Entities taken as a whole as they have been used in the past as described in the Disclosure Package and the Prospectus and are proposed to be used in the future as described in the Disclosure Package and the Prospectus, and all such leases and subleases will be in full force and effect; and none of the Partnership Entities has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Partnership Entities under any of the leases or subleases mentioned above or affecting or questioning the rights of the Partnership Entities to the continued possession of the leased or subleased premises under any such lease or sublease except for such claims that, if successfully asserted, would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that the enforceability of such leases and subleases, as the case may be, may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (cc) Rights-of-Way. On the Closing Date and each settlement date, after giving effect to the Transactions, the Partnership Entities will have such easements or rights-of-way from each person (collectively, “rights-of-way”) as are necessary to conduct their business in the manner described, and subject to the limitations contained, in the Disclosure Package and the Prospectus, except for (i) qualifications, reservations and encumbrances that would not have, individually or in the aggregate, a Material Adverse Effect and (ii) such rights-of-way that, if not obtained, would not have, individually or in the aggregate, a Material Adverse Effect; other than as set forth, and subject to the limitations contained, in the Disclosure Package and the Prospectus, the Partnership Entities have, or following consummation of the Transactions will have, fulfilled and performed all their material obligations with respect to such rights-of-way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that would not have a Material Adverse Effect; and, except as described in the

Disclosure Package and the Prospectus, none of such rights-of-way contains any restriction that is materially burdensome to the Partnership Entities, taken as a whole.
     (dd) Transfer Taxes. There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the Operative Agreements or the issuance by the Partnership or sale by the Partnership of the Units.
     (ee) Tax Returns. Each of the Domestic Oiltanking Entities has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof, except in any case in which the failure so to file would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith by appropriate actions and except for such taxes, assessments, fines or penalties the nonpayment of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
     (ff) Insurance. The Domestic Oiltanking Entities carry or are entitled to the benefits of insurance relating to the Assets, with reputable insurers, in such amounts and covering such risks as is commercially reasonable, and all such insurance is in full force and effect. None of the Domestic Oiltanking Entities has any reason to believe that it will not be able (i) to renew its existing insurance coverage relating to the Assets as and when such policies expire or (ii) to obtain comparable coverage relating to the Assets from similar institutions as may be necessary or appropriate to conduct such business as now conducted and at a cost that would not reasonably be expected to have a Material Adverse Effect.
     (gg) Distribution Restrictions. On the Closing Date and each settlement date, after giving effect to the Transactions, no subsidiary of the Partnership is currently prohibited, directly or indirectly, from paying any distributions to the Partnership, from making any other distribution on such subsidiary’s equity interests, from repaying to the Partnership any loans or advances to such subsidiary from the Partnership or from transferring any of such subsidiary’s property or assets to the Partnership or any other subsidiary of the Partnership, except as described in or contemplated by the Disclosure Package and the Prospectus or arising under the Credit Agreement.
     (hh) Possession of Licenses and Permits. The Partnership Entities have timely applied for or possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business associated with the Assets as presently conducted, except where the failure so to apply for or possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; the Partnership Entities are in compliance with the terms and conditions of all such Governmental Licenses received, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; all of the Governmental Licenses received are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such

Governmental Licenses to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and the Partnership Entities have not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.
     (ii) Environmental Laws. To the extent applicable to the Assets, each of the Partnership Entities (i) is in compliance with any and all applicable federal, state and local laws and regulations relating to the protection of human health and safety (to the extent such health and safety relate to exposure to Hazardous Materials, as that term is defined below), the prevention of pollution or protection of the environment or imposing liability or standards of conduct concerning any Hazardous Materials (“Environmental Laws”), (ii) has timely applied for or received, and is in compliance with all such received, permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses as presently conducted and (iii) has not received notice of any actual or potential liability under any environmental law, except where such failure to comply as described in clauses (i) and (ii) above, such failure to apply for or receive a permit, license or other approval as described in clause (ii) above, and such receipt of a notice as described in clause (iii) above, would not, individually or in the aggregate, have a Material Adverse Effect, except as described in or contemplated in the Disclosure Package and the Prospectus. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous or toxic chemical, material, waste or substance regulated under any applicable Environmental Law. In the ordinary course of their business, each of the Partnership Entities periodically review the effect of Environmental Laws on their business, operations and properties, in the course of which they identify and evaluate costs and liabilities that are reasonably likely to be incurred pursuant to such Environmental Laws (including, without limitation, any capital or operating expenditures required for remedial clean-up or regulatory closure of properties under Environmental Laws, any compliance with Environmental Laws or any permit, license or approval required under Environmental Laws, or any environmental-related constraints on operating activities and any potential liabilities to third parties imposed pursuant to Environmental Laws). On the basis of such review, the Partnership Entities have reasonably concluded that such associated costs and liabilities relating to the Assets would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (jj) Certain Relationships and Related Transactions. No relationship, direct or indirect, exists between or among any Partnership Entity, on the one hand, and the directors, officers, stockholders, affiliates, customers or suppliers of any Partnership Entity, on the other hand, that is required to be described in the Preliminary Prospectus or the Prospectus and is not so described.
     (kk) ERISA. On the Closing Date and each settlement date, (i) each Domestic Oiltanking Entity, to the extent to which any such Domestic Oiltanking Entity could reasonably be expected to have liability, will be in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), except for any failure to comply that would not individually or in the aggregate, have a Material Adverse Effect; (ii) no “reportable event” (as defined in Section 4043(c) of ERISA) has occurred with respect to any “pension plan” (as defined in Section 3(2) of ERISA) for which any Domestic Oiltanking Entity (after giving effect to the Transactions) would have any liability, excluding any reportable event for which a waiver could apply; (iii) no Domestic Oiltanking Entity (after giving effect to the Transactions) has incurred, nor does any such entity reasonably expect to incur, liability that will, individually or in the aggregate, result in a Material Adverse Effect either under (a) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (b) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); (iv) each “pension plan” for which any Domestic Oiltanking Entity would have any liability that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination or opinion letter from the Internal Revenue Service to the effect that it is so qualified and, to the knowledge of the Domestic Oiltanking Entities, nothing has occurred, whether by action or by failure to act, which could reasonably be expected to cause the loss of such qualification, except for any action or failure to act that would not, individually or in the aggregate, have a Material Adverse Effect; and (v) no Partnership Party has incurred any material unpaid liability to the Pension Benefit Guaranty Corporation (other than for payment of premiums in the ordinary course of business).
     (ll) Description of Contracts; Filing of Exhibits. There is no franchise, contract or other document of a character required to be described in the Registration Statement or the Disclosure Package, or to be filed as an exhibit thereto, which is not described or filed as required (and the Preliminary Prospectus contains in all material respects the same description of the foregoing matters contained in the Prospectus); and the statements included the Registration Statement and the Disclosure Package insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate summaries of such legal matters, agreements, documents or proceedings.
     (mm) Sarbanes-Oxley Act of 2002. At the Effective Date, the Partnership Entities and, to the knowledge of the Partnership Parties, the officers and directors of the General Partner, in their capacities as such were, and on the Closing Date, will be, in compliance in all respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission and the New York Stock Exchange (“NYSE”) promulgated thereunder that are effective and applicable to the Partnership.
     (nn) Investment Company. None of the Partnership Entities is now, nor immediately following the sale of the Units to be sold by the Partnership hereunder and the application of the net proceeds from such sale as described in the Disclosure Package and the Prospectus under the caption “Use of Proceeds,” will be an “investment company” or a company “controlled by” an “investment company,” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

     (oo) Books and Records. Each Domestic Oiltanking Entity maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Other than as set forth in the Disclosure Package, none of the Domestic Oiltanking Entities is aware of any material weakness in their internal control over financial reporting.
     (pp) Disclosure Controls and Procedures. (i) The Partnership has established and maintains disclosure controls and procedures (to the extent required by and as such term is defined in Rule 13a-15 under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Partnership in the reports it files or will file or submit under the Exchange Act, as applicable, is accumulated and communicated to management of the Partnership, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act.
     (qq) Personal Loans. None of the Domestic Oiltanking Entities has extended credit in the form of a personal loan made, directly or indirectly, by any of the Domestic Oiltanking Entities to any director or executive officer of any of the Partnership Entities or to any family member or affiliate of any director or executive officer of any of the Partnership Entities.
     (rr) Market Stabilization. None of the Domestic Oiltanking Entities has taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Units.
     (ss) Foreign Corrupt Practices Act. No Domestic Oiltanking Entity nor, to the knowledge of the Partnership Parties, any director, officer, agent, employee or affiliate of any Domestic Oiltanking Entity, has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Domestic Oiltanking Entities and, to the knowledge of the Partnership Parties, their affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
     (tt) Money Laundering Laws. The operations of the Domestic Oiltanking Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Domestic Oiltanking Entities with respect to the Money Laundering Laws is pending or, to the knowledge of the Partnership Parties, threatened.
     (uu) Office of Foreign Assets Control. No Domestic Oiltanking Entity, any director, officer, nor, to the knowledge of the Partnership Parties upon due inquiry, any agent, employee or affiliate of any Domestic Oiltanking Entity, is currently an individual or entity (“Person”) that is the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the European Union (collectively “Sanctions”); the Domestic Oiltanking Entities will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of or with any Person, or in any country or territory (including, without limitation, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan and Syria) that, at the time of such financing would violate any Sanction then in effect; and the Domestic Oiltanking Entities represent and covenant that for the past 5 years, neither they, nor any of their directors, officers, agents, employees or affiliates have knowingly engaged in, are not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was subject of Sanctions.
     (vv) Lending Relationship. Except as disclosed in the Disclosure Package and the Prospectus, no Partnership Party (i) has any material lending or other relationship with any bank or lending affiliate of any of the Underwriters and (ii) intends to use any of the proceeds from the sale of the Units hereunder to repay any outstanding debt owed to any affiliate of the Underwriters.
     (ww) Private Placement. The sale and issuance of the Sponsor Units and Incentive Distribution Rights to the General Partner are exempt from the registration requirements of the Act and the securities laws of any state having jurisdiction with respect thereto, and none of the Domestic Oiltanking Entities has taken or will take any action that would cause the loss of such exemption.
     (xx) Statistical Data. Any statistical and market-related data included in the Disclosure Package or the Prospectus are based on or derived from sources that the Partnership believes to be reliable and accurate, and the Partnership has obtained the written consent to the use of such data from such sources to the extent required.
     (yy) Directed Unit Sales. Each Preliminary Prospectus, the Prospectus and each Issuer Free Writing Prospectus comply, and any further amendments or supplements thereto will comply, with any applicable laws or regulations of foreign jurisdictions in which such Preliminary Prospectus, Prospectus or such Issuer Free Writing Prospectus, as amended or supplemented, if applicable, are distributed in connection with the Directed Unit Program described in Section 4 hereof. No authorization, approval, consent, license, order, registration or qualification of or with any government, governmental instrumentality or court, other than such as have been obtained, is necessary under the securities laws and regulations of any foreign jurisdiction in which the Directed Units are offered or sold outside the United States. The Partnership Parties have not offered, or caused the Underwriters to offer, any of the Units to any person pursuant to the Directed Unit Program with the specific intent to unlawfully influence (i) a customer or supplier of the Domestic Oiltanking Entities, to alter the customer’s or supplier’s level or type of business with the Domestic Oiltanking Entities, or (ii) a trade journalist or publication to write or publish favorable information about the Domestic Oiltanking Entities or their operations.
     (zz) No Distribution of Other Offering Materials. None of the Oiltanking Entities has distributed and, prior to the later to occur of the Closing Date or any settlement date and completion of the distribution of the Units, will distribute any offering material in connection with the offering and sale of the Units other than any Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus to which the Representatives have consented in accordance with this Agreement, any other materials, if any, permitted by the Act, including Rule 134, and, in connection with the Directed Unit Program described in Section 4 hereof, the enrollment materials prepared by Citigroup Global Markets Inc.
     (aaa) Parties to Lock-Up Agreement. Each of the parties listed on Schedule IV hereto has executed and delivered to the Representatives a lock-up agreement in the form attached as Exhibit B hereto (the “Lock-Up Agreement”).
     (bbb) Listing on the NYSE. The Units have been approved to be listed on the NYSE, subject only to official notice of issuance.
     (ccc) FINRA. To the knowledge of the Partnership Parties, there are no affiliations or associations between any member of FINRA and the Partnership, the General Partner, any of the General Partner’s officers or directors or the Partnership’s 5% or greater security holders, except as described in the Registration Statement, the Disclosure Package and the Prospectus.
          Any certificate signed by any officer of any of the Partnership Parties and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Units shall be deemed a representation and warranty by each of the Partnership Parties, as to matters covered thereby, to each Underwriter.
          2. Purchase and Sale.
          (a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Partnership agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Partnership, at a purchase price of $[•] per unit, the amount of the Firm Units set forth opposite such Underwriter’s name in Schedule I hereto.
          (b) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Partnership hereby grants an option (the “Over-Allotment Option”) to the several Underwriters to purchase, severally and not jointly, up to 1,500,000 Option Units at the same purchase price per unit as the Underwriters shall pay for the Firm Units, less an amount per unit equal to any dividends or distributions declared by the Partnership and payable on the Firm Units but not payable on the Option Units. Said option may be exercised only to cover over-allotments in the sale of the Firm Units by the Underwriters. Said option may be exercised in whole or in part at any time on or before the 30th day after the date of the Prospectus upon written or telegraphic notice by the Representatives to the Partnership setting forth the number of Option Units as to which the several Underwriters are exercising the option and the settlement date. The number of Option Units to be purchased by each Underwriter shall be the same percentage of the total number of Option Units to be purchased by the several Underwriters as such Underwriter is purchasing of the Firm Units, subject to such adjustments as the Representatives in their absolute discretion shall make to eliminate any fractional Units.
          3. Delivery and Payment. Delivery of and payment for the Firm Units and the Option Units (if the option provided for in Section 2(b) hereof shall have been exercised on or before the third Business Day preceding the Closing Date) shall be made at 10:00 AM, New York City time, on [•], 2011, or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Partnership or as provided in Section 9 hereof (such date and time of delivery and payment for the Units being herein called the “Closing Date”). Delivery of the Units shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Partnership by wire transfer payable in same-day funds to an account specified by the Partnership. Delivery of the Firm Units and the Option Units shall be made through the facilities of The Depository Trust Company (“DTC”) unless the Representatives shall otherwise instruct.
          If the option provided for in Section 2(b) hereof is exercised after the third Business Day preceding the Closing Date, the Partnership will deliver the Option Units (at the expense of the Partnership) to the Representatives, at 388 Greenwich Street, New York, New York, on the date specified by the Representatives (which shall be within three Business Days after exercise of said option) for the respective accounts of the several Underwriters, against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Partnership by wire transfer payable in same-day funds to an account specified by the Partnership. If settlement for the Option Units occurs after the Closing Date, the Partnership will deliver to the Representatives on the settlement date for the Option Units, and the obligation of the Underwriters to purchase the Option Units shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 6 hereof.
          4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Units for sale to the public as set forth in the Prospectus.
          As part of the offering contemplated by this Agreement, each Underwriter has agreed to reserve out of the Firm Units set forth opposite its name on Schedule I to this Agreement, up to 5% of the Firm Units, for sale to the employees, officers, and directors of the Partnership Parties and other parties associated with the Partnership Parties (collectively, the “Directed Unit Participants”), as described in the Prospectus under the caption “Underwriting”

(the “Directed Unit Program”). The Firm Units to be sold by Citigroup Global Markets Inc. pursuant to the Directed Unit Program (the “Directed Units”) will be sold by Citigroup Global Markets Inc. pursuant to this Agreement at the public offering price. Any Directed Units not orally confirmed for purchase by any Directed Unit Participants by 8:00 AM, New York City time, on the business day following the date on which this Agreement is executed will be offered to the public by Citigroup Global Markets Inc. upon the terms and conditions set forth in the Prospectus. Under no circumstances will Citigroup Global Markets Inc. or any other Underwriter be liable to the Partnership Parties or to any Directed Unit Participants for any action taken or omitted in connection with such Directed Unit Program. It is further understood that any Firm Units which are not purchased by Directed Unit Participants will be offered by Citigroup Global Markets Inc. to the public upon the terms and conditions set forth in the Prospectus.
          5. Agreements. Each of the Partnership Parties, jointly and severally, agrees with the several Underwriters that:
          (a) Preparation of Prospectus and Registration Statement. Prior to the termination of the offering of the Units, the Partnership will not file any amendment of the Registration Statement or supplement to the Prospectus or any Rule 462(b) Registration Statement unless the Partnership has furnished the Representatives a copy for their review prior to filing and will not file any such proposed amendment or supplement to which the Representatives reasonably object. The Partnership will cause the Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Representatives with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Representatives of such timely filing. The Partnership will promptly advise the Representatives (i) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b) or when any Rule 462(b) Registration Statement shall have been filed with the Commission, (ii) when, prior to termination of the offering of the Units, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Partnership of any notification with respect to the suspension of the qualification of the Units for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Partnership will use its reasonable best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its reasonable best efforts to have such amendment or new registration statement declared effective as soon as practicable.
          (b) Amendment or Supplement of Disclosure Package and Issuer Free Writing Prospectuses. If, at any time prior to the filing of the Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, the Partnership will (i) notify promptly the Representatives so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to the Representatives in such quantities as they may reasonably request.
          (c) Amendment of Registration Statement or Supplement of Prospectus. If, at any time when a prospectus relating to the Units is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, or if it shall be necessary to amend the Registration Statement or supplement the Prospectus to comply with the Act, the Partnership promptly will (i) notify the Representatives of any such event; (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a) of this Section 5, an amendment or supplement which will correct such statement or omission or effect such compliance; and (iii) supply any supplemented Prospectus to the Representatives in such quantities as they may reasonably request.
          (d) Reports to Unitholders. As soon as practicable, the Partnership will make generally available to its unitholders and to the Representatives an earnings statement or statements of the Partnership and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act.
          (e) Signed Copies of the Registration Statement and Copies of the Prospectus. The Partnership will furnish to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement (including exhibits thereto) and to each other Underwriter a copy of the Registration Statement (without exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of each Preliminary Prospectus, the Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Representatives may reasonably request.
          (f) Qualification of Units. The Partnership will arrange, if necessary, for the qualification of the Units for sale under the laws of such jurisdictions as the Representatives may reasonably designate and will maintain such qualifications in effect so long as required for the distribution of the Units; provided, that in no event shall the Partnership be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Units, in any jurisdiction where it is not now so subject.
          (g) Lock-Up Period. The Partnership will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Partnership or any affiliate of the Partnership or any person in privity with the Partnership or any affiliate of the Partnership), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any other Common Units or any securities convertible into, or exercisable, or exchangeable for, Common Units; or publicly announce an intention to effect any such transaction, for a period of 180 days after the date of this Agreement, provided, however, that the Partnership may (A) issue and sell Common Units pursuant to, and file a registration statement on Form S-8 relating to, any employee benefit incentive plan (including the Partnership’s long-term incentive plan), equity ownership plan or dividend reinvestment plan of the Partnership in effect at the Execution Time and (B) issue Common Units issuable upon the conversion of securities or the exercise of warrants outstanding at the Execution Time. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period the Partnership issues an earnings release, announces material news or a material event relating to the Partnership occurs, or (ii) prior to the expiration of the 180-day restricted period, the Partnership announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed in this clause shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release, the announcement of the material news or the occurrence of the material event. The Partnership will provide the Representatives and any co-managers and each individual subject to the restricted period pursuant to the lockup letters described in Section 6(k) with prior notice of any such announcement that gives rise to an extension of the restricted period.
          (h) Price Manipulation. The Partnership Parties will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Units.
          (i) Expenses. The Partnership agrees to pay the costs and expenses relating to the following matters: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), each Preliminary Prospectus, the Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, each Preliminary Prospectus, the Prospectus and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Units; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Units, including any stamp or transfer taxes in connection with the original issuance and sale of the Units; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Units; (v) the registration of the Units under the Exchange Act and the listing of the Units on the NYSE; (vi) any registration or qualification of the Units for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification); (vii) any filings required to be made with FINRA (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such filings);

(viii) the transportation and other expenses incurred by or on behalf of the Partnership and the Representatives in connection with presentations to prospective purchasers of the Units (such payments by the Partnership to the Representatives not to exceed $150,000), with the exception of the chartered plane used in connection with the presentations to prospective purchasers of the Units, for which costs will be borne one half by the Partnership and one half by the Representatives, provided that any payments by the Partnership to the Representatives pursuant to this Section 5(i)(viii) shall not exceed $150,000; (ix) the fees and expenses of the Partnership’s accountants and the fees and expenses of counsel (including local and special counsel) for the Partnership; and (x) all other costs and expenses incident to the performance by the Partnership Parties of their obligations hereunder.
          (j) Directed Unit Program Expenses. The Partnership agrees to pay (i) all reasonable fees and disbursements of counsel incurred by the Underwriters in connection with the Directed Unit Program, (i) all costs and expenses incurred by the Underwriters in connection with the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of copies of the Directed Unit Program material and (iii) all stamp duties, similar taxes or duties or other taxes, if any, incurred by the Underwriters in connection with the Directed Unit Program. Furthermore, the Partnership covenants with the Underwriters that the Partnership will comply with all applicable securities and other applicable laws, rules and regulations in each foreign jurisdiction in which the Directed Units are offered in connection with the Directed Unit Program.
          (k) Free Writing Prospectuses. The Partnership agrees that, unless it has or shall have obtained the prior written consent of the Representatives, and each Underwriter, severally and not jointly, agrees with the Partnership that, unless it has or shall have obtained, as the case may be, the prior written consent of the Partnership, it has not made and will not make any offer relating to the Units that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Partnership with the Commission or retained by the Partnership under Rule 433; provided, that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Issuer Free Writing Prospectuses included in Schedule III hereto and any electronic road show. Any such free writing prospectus consented to by the Representatives or the Partnership is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Partnership agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.
          (l) Use of Proceeds. The Partnership will use the net proceeds received by it from the sale of the Units in the manner specified in the Registration Statement, the Disclosure Package and the Prospectus under the caption “Use of Proceeds.”
          (m) NYSE Listing. The Partnership will use its reasonable best efforts to effect and maintain the listing of the Common Units on the NYSE.
          6. Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Firm Units and the Option Units, as the case may be, shall be subject to the accuracy of the representations and warranties on the part of the Partnership Parties contained herein as of the Execution Time, the Closing Date and any settlement date pursuant to Section 3 hereof, to the accuracy of the statements of the Partnership Parties made in any certificates pursuant to the provisions hereof, to the performance by each of the Partnership Parties of its respective obligations hereunder and to the following additional conditions:
          (a) The Prospectus, and any supplement thereto, shall have been filed in the manner and within the time period required by Rule 424(b); any material required to be filed by the Partnership pursuant to Rule 433(d) under the Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.
          (b) The Partnership shall have requested and caused Vinson & Elkins L.L.P., counsel for the Partnership to have furnished to the Representatives its legal opinion, dated the Closing Date and any settlement date pursuant to Section 3 hereof and addressed to the Representatives, in substantially the form set forth on Exhibit C. The Partnership shall have requested and caused Van Doorne N.V., Dutch counsel for Oiltanking Finance to have furnished to the Representatives its legal opinion, dated the Closing Date and any settlement date pursuant to Section 3 hereof and addressed to the Representatives, in substantially the form set forth on Exhibit D.
          (c) The Representatives shall have received from Andrews Kurth LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date and any settlement date pursuant to Section 3 hereof, and addressed to the Representatives, with respect to the issuance and sale of the Units, the Registration Statement, the Disclosure Package, the Prospectus (together with any supplement thereto) and other related matters as the Representatives may reasonably require, and the Partnership Parties shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.
          (d) The Partnership Parties shall have furnished to the Representatives certificates of the officers of the General Partner, dated the Closing Date and any settlement date pursuant to Section 3 hereof, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Disclosure Package, the Prospectus, any Issuer Free Writing Prospectus and any amendment or supplement thereto, as well as each electronic road show used in connection with the offering of the Units, and this Agreement and that:
     (i) the representations and warranties of the Partnership Parties in this Agreement are true and correct on and as of the Closing Date and any settlement date pursuant to Section 3 hereof, with the same effect as if made on the Closing Date and any settlement date pursuant to Section 3 hereof, and the Partnership Parties have complied with all of the agreements and satisfied all of the conditions on their part to be performed or satisfied at the date hereof;
     (ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the knowledge of the Partnership Parties, threatened; and
     (iii) since the date of the most recent financial statements included in the Disclosure Package and the Prospectus (exclusive of any supplement thereto), there has been no Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).
          (e) At the time of execution of this Agreement, the Representatives shall have received from BDO USA, LLP, a letter, in form and substance satisfactory to the Representatives, addressed to the Underwriters and dated the date hereof (i) confirming that they are independent public accountants within the meaning of the Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the most recent Preliminary Prospectus, as of a date not more than three days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings.
          (f) With respect to the letter of BDO USA, LLP referred to in the preceding paragraph and delivered to the Representatives concurrently with the execution of this Agreement (the “BDO initial letter”), the Partnership Parties shall have furnished to the Representatives a letter (the “BDO bring-down letter”) of such accountants, addressed to the Underwriters and dated the Closing Date or any settlement date pursuant to Section 3 hereof, as applicable, (i) confirming that they are independent public accountants within the meaning of the Act and are in compliance with the applicable requirements relating to the qualifications of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date of the BDO bring-down letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus, as of a date not more than three days prior to the date of the BDO bring-down letters), the conclusions and findings of such firm with respect to the financial information and other matters covered by the BDO initial letter and (iii) confirming in all material respects the conclusions and findings set forth in the BDO initial letter.
References to the Prospectus in this paragraph (f) include any supplement thereto at the date of the letter.
          (g) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment thereof) and the Prospectus (exclusive of any amendment or supplement thereto), there shall not have been (i) any material increase or decrease specified in the letter or letters referred to in paragraphs (e) and (f) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business or properties of the Partnership Entities taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the

Prospectus (exclusive of any supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Units as contemplated by the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).
          (h) Prior to the Closing Date, the Partnership Parties shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.
          (i) Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Oiltanking Entities’ debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.
          (j) The Units shall have been approved for listing and admitted and authorized for trading on the NYSE, and reasonably satisfactory evidence of such actions shall have been provided to the Representatives.
          (k) At the Execution Time, the Representatives shall have received Lock-Up Agreement signed by each of the parties listed on Schedule IV.
          (l) The Oiltanking Entities shall have furnished to the Representatives evidence reasonably satisfactory to the Representatives that each of the Transactions shall have occurred or will occur as of the Closing Date, including the concurrent closing of the new credit facility pursuant to the Credit Agreement, in each case as described in the Disclosure Package and the Prospectus without material modification, change or waiver, except for such material modifications, changes or waivers as have been specifically identified to the Representatives and which, in the judgment of the Representatives, do not make it impracticable or inadvisable to proceed with the offering and delivery of the Units on the Closing Date on the terms and in the manner contemplated in the Disclosure Package and the Prospectus.
          If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and Andrews Kurth LLP, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Partnership in writing or by telephone or facsimile confirmed in writing.
          The documents required to be delivered by this Section 6 shall be delivered at the office of Vinson & Elkins L.L.P., counsel for the Partnership at 1001 Fannin Street, Suite 2500, Houston, Texas 77002, on the Closing Date and any settlement date pursuant to Section 3 hereof.
          7. Reimbursement of Underwriters’ Expenses. If the sale of the Units provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 6 hereof is not satisfied, because of any termination pursuant to

Section 10 hereof or because of any refusal, inability or failure on the part of the Partnership Parties to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Underwriters, the Partnership Parties will reimburse the Underwriters severally through Citigroup Global Markets Inc. on demand for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Units.
          8. Indemnification and Contribution.
          (a) The Partnership Parties jointly and severally agree to (i) indemnify and hold harmless each Underwriter, the directors, officers, employees and agents of each Underwriter and each person who controls any Underwriter within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (A) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or in any amendment thereof, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, the Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus or in any amendment thereof or supplement thereto or any other “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Act or any “road show” (as defined in Rule 433) not constituting an Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of circumstances under which they were made, not misleading, and (ii) reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Partnership Parties will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Partnership Parties by or on behalf of any Underwriter through the Representatives specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Partnership Parties may otherwise have.
          (b) Each Underwriter severally and not jointly agrees to indemnify and hold harmless each of the Partnership Parties and each of their directors, director nominees and officers who sign or consent to be included in the Registration Statement, and each person who controls the Partnership Parties or within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Partnership Parties to each Underwriter, but only with reference to written information relating to such Underwriter furnished to the Partnership by or on behalf of such Underwriter through the Representatives specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have. Each Partnership Party acknowledges that the statements set forth (i) in the last paragraph of the cover page regarding delivery of the Units and, under the heading “Underwriting” or “Plan of Distribution,”

(ii) the list of Underwriters and their respective participation in the sale of the Units, (iii) the sentences related to concessions and reallowances and (iv) the paragraphs related to stabilization, syndicate covering transactions and penalty bids in the Preliminary Prospectus, the Prospectus and any Issuer Free Writing Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in the Preliminary Prospectus, the Prospectus and any Issuer Free Writing Prospectus.
          (c) Each of the Partnership Parties agrees, jointly and severally, to indemnify and hold harmless Citigroup Global Markets Inc., the directors, officers, employees and agents of Citigroup Global Markets Inc. and each person who controls Citigroup Global Markets Inc. within the meaning of either the Act or the Exchange Act (the “Citigroup Entities”), from and against any and all losses, claims, damages and liabilities to which they may become subject under the Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim), insofar as such losses, claims damages or liabilities (or actions in respect thereof) (i) caused by the failure of any Participant to pay for and accept delivery of the securities which immediately following the Effective Date of the Registration Statement, were subject to a properly confirmed agreement to purchase; or (ii) related to, arising out of, or in connection with the Directed Unit Program, except that this clause (ii) shall not apply to the extent that such loss, claim, damage or liability is finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of the Citigroup Entities.
          (d) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a), (b) or (c) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a), (b) or (c) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ one separate counsel (in addition to local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party. Notwithstanding anything contained herein to the contrary, if indemnity may be sought pursuant to Section 8(c) hereof in respect of such action or proceeding, then in addition to such separate firm for the indemnified parties, the indemnifying party shall be liable for the reasonable fees and expenses of not more than one separate firm for the Citigroup Entities for the defense of any losses, claims, damages and liabilities arising out of the Directed Unit Program.
          (e) In the event that the indemnity provided in paragraph (a), (b), (c) or (d) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Partnership Parties and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Partnership Parties and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Partnership Parties on the one hand and by the Underwriters on the other from the offering of the Units; provided, however, that in no case shall any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Units) be responsible for any amount in excess of the underwriting discount or commission applicable to the Units purchased by such Underwriter hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Partnership Parties and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Partnership Parties on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Partnership Parties shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses and applicable structuring and advisory fees) received by the Partnership, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Prospectus. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Partnership Parties on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Partnership Parties and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (e), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this paragraph (e), each person who controls an Underwriter within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Partnership Parties within the meaning of either the Act or the Exchange Act, each officer of the Partnership Parties who shall have signed the Registration Statement and each director of the Partnership Parties shall have the same rights to contribution as the Partnership, subject in each case to the applicable terms and conditions of this paragraph (e).
          9. Default by an Underwriter. If any one or more Underwriters shall fail to purchase and pay for any of the Units agreed to be purchased by such Underwriter or Underwriters hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the number of Units set forth opposite their names in Schedule I hereto bears to the aggregate number of Units set forth opposite the names of all of the remaining Underwriters) the Units which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate number of Units which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate amount of Units set forth in Schedule I hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Units, and if such nondefaulting Underwriters do not purchase all the Units, this Agreement will terminate without liability to any nondefaulting Underwriter or the Partnership Parties. In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Registration Statement and the Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Partnership Parties and any nondefaulting Underwriter for damages occasioned by its default hereunder.
          10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Partnership prior to delivery of and payment for the Units, if at any time prior to such delivery and payment (i) trading in the Partnership’s Units shall have been suspended by the Commission or the NYSE or trading in securities generally on the NYSE shall have been suspended or limited or minimum prices shall have been established on such exchange, (ii) a banking moratorium shall have been declared either by federal or New York State authorities, (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Units as contemplated by the Preliminary Prospectus or the Prospectus (exclusive of any supplement thereto), or (iv) there has occurred any material adverse effect in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the completion of the offering or to enforce contracts for the sale of the Units.

          11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Partnership Parties or its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Partnership Parties or any of the officers, directors, employees, agents or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Units. The provisions of Section 7 and Section 8 hereof shall survive the termination or cancellation of this Agreement.
          12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to (a) Citigroup Global Markets Inc. General Counsel (fax no.: (212) 816-7912) and confirmed to the General Counsel, Citigroup Global Markets Inc., at 388 Greenwich Street, New York, New York, 10013, Attention: General Counsel, (b) Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration (Fax: (646) 834-8133), with a copy, in the case of any notice pursuant to Section 8 hereof, to the Director of Litigation, Office of the General Counsel, Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, (c) J.P. Morgan Securities LLC, 383 Madison Avenue, Floor 28, New York, NY, 10179, Attn: General Counsel or (d) Morgan Stanley & Co. LLC, Attn: General Counsel, 1585 Broadway, New York, NY 10036; or, if sent to the Partnership, will be mailed, delivered or telefaxed to Oiltanking Partners, L.P. and confirmed to it at 15631 Jacintoport Blvd., Houston, Texas 77015, attention of the Legal Department, with a copy to Vinson & Elkins LLP, 1001 Fannin Street, Suite 2500, Houston, Texas 77002 attention of David P. Oelman (fax no. (713) 758-2346).
          13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.
          14. No Fiduciary Duty. Each of the Partnership Parties hereby acknowledges that (a) the purchase and sale of the Units pursuant to this Agreement is an arm’s-length commercial transaction between the Partnership Parties, on the one hand, and the Underwriters and any affiliate through which it may be acting, on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Partnership Parties and (c) the Partnership Parties’ engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, each of the Partnership Parties agree that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Partnership Parties on related or other matters). Each of the Partnership Parties agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect owe an agency, fiduciary or similar duty to any of the Partnership Parties, in connection with such transaction or the process leading thereto.
          15. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Partnership Parties and the Underwriters, or any of them, with respect to the subject matter hereof.

          16. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.
          17. Waiver of Jury Trial. Each of the Partnership Parties hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
          18. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.
          19. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.
          20. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.
          “Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
          “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.
          “Commission” shall mean the Securities and Exchange Commission.
          “Disclosure Package” shall mean (i) the Preliminary Prospectus dated [ ], 2011, (ii) the Issuer Free Writing Prospectuses, if any, identified in Schedule III hereto, and (iii) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.
          “Effective Date” shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto and any Rule 462(b) Registration Statement became or becomes effective.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
          “Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.
          “Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.
          “Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

          “Preliminary Prospectus” shall mean any preliminary prospectus referred to in Section 1(a) above and any preliminary prospectus included in the Registration Statement at the Effective Date that omits Rule 430A Information.
          “Prospectus” shall mean the prospectus relating to the Units that is first filed pursuant to Rule 424(b) after the Execution Time.
          “Registration Statement” shall mean the registration statement referred to in Section 1(a) above, including exhibits and financial statements and any prospectus relating to the Units that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430A, as amended at the Execution Time and, in the event any post-effective amendment thereto or any Rule 462(b) Registration Statement becomes effective prior to the Closing Date, shall also mean such registration statement as so amended or such Rule 462(b) Registration Statement, as the case may be.
          “Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430A” and “Rule 433” refer to such rules under the Act.
          “Rule 430A Information” shall mean information with respect to the Units and the offering thereof permitted to be omitted from the Registration Statement when it becomes effective pursuant to Rule 430A.
          “Rule 462(b) Registration Statement” shall mean a registration statement and any amendments thereto filed pursuant to Rule 462(b) relating to the offering covered by the registration statement referred to in Section 1(a) hereof.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Partnership Parties and the several Underwriters.

Very truly yours,

Oiltanking Holding Americas, Inc.

By:
Name:
Title:

Oiltanking Partners, L.P.

By:	OTLP GP, LLC,
its general partner

By:
Name:
Title:

OTLP GP, LLC

By:
Name:
Title:
Underwriting Agreement

The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.
Citigroup Global Markets Inc.
Barclays Capital Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC

By:	Citigroup Global Markets Inc.

By:
Name:
Title:

By:	Barclays Capital Inc.

By:
Name:
Title:

By:	J.P. Morgan Securities LLC

By:
Name:
Title:

By:	Morgan Stanley & Co. LLC

By:
Name:
Title:
For themselves and the other
several Underwriters named in
Schedule I to the foregoing
Agreement.
Underwriting Agreement

SCHEDULE I

Number of Firm Units
Underwriters	to be Purchased
Citigroup Global Markets Inc.
Barclays Capital Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Raymond James & Associates, Inc.
Deutsche Bank Securities Inc.
Stifel Nicolaus & Company, Incorporated

Total

SCHEDULE II
FOREIGN JURISDICTIONS

SCHEDULE III
SCHEDULE OF FREE WRITING PROSPECTUSES INCLUDED IN THE
DISCLOSURE PACKAGE

SCHEDULE IV
PERSONS DELIVERING LOCK-UP AGREEMENTS
Carlin Conner
Kenneth Owen
Kevin Campbell
Robert “Bo” McCall
Jan Vogel
David Griffis
Kapil Jain
Rutger van Thiel
Gregory King
Donna Hymel

EXHIBIT A
EQUITY OWNERSHIP

Entity:	Equity Owned By:
Partnership	2% general partner interest owned by the General Partner; 100% of Incentive Distribution Rights owned by the General Partner;

[•]% limited partner interest held collectively by OTA and OTB Holdco as allocated through the Sponsor Units

General Partner	100% of member interest owned by OTA

OTNA	100% of member interest owned by OTA

OTB Holdco	1% member interest owned by OTB LLC; 99% member interest owned by OTA

OTB LLC	100% of member interest owned by OTA

Oiltanking Houston	1% general partner interest owned by OTH GP; 99% limited partner interest owned by the Partnership

OTH GP	100% of member interest owned by the Partnership

Oiltanking Beaumont	1% general partner interest owned by OTB GP; 99% limited partner interest owned by the Partnership

OTB GP	100% of member interest owned by the Partnership

Oiltanking Finance	100% of member interest owned by Oiltanking GmbH

FORM OF LOCK-UP LETTER	EXHIBIT B
[Letterhead of officer, director or major shareholder of Corporation]
Oiltanking Partners, L.P.
Public Offering of Common Units
, 2011
Citigroup Global Markets Inc.
Barclays Capital Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
As Representatives of the several Underwriters,
c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
Ladies and Gentlemen:
     This letter is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), between Oiltanking Holding Americas, Inc., Oiltanking Partners, L.P., a Delaware limited partnership (the “Partnership”), and OTLP GP, LLC and each of you as representatives of a group of Underwriters named therein, relating to an underwritten public offering of common units representing limited partner interests (the “Common Units”), of the Partnership.
     In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any Common Units of the Partnership or any securities convertible into, or exercisable or exchangeable for such Common Units, or publicly announce an intention to effect any such transaction, for a period of 180 days after the date of the Underwriting Agreement, other than Common Units disposed of as bona fide gifts approved by Citigroup Global Markets Inc.
     If (i) the Partnership issues an earnings release, announces material news, or a material event relating to the Partnership occurs, during the last 17 days of the lock-up period, or (ii) prior to the expiration of the lock-up period, the Partnership announces that it will release earnings results during the 16-day period beginning on the last day of the lock-up period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release, the announcement of the material news or occurrence of the material event, unless Citigroup Global Markets Inc. waives, in writing, such extension. The undersigned hereby acknowledges that the Partnership has agreed in the Underwriting Agreement to provide written notice of any event that would result in an extension of the Lock-Up Period and agrees that any such notice properly delivered will be deemed to have given to, and received by, the undersigned.
     Notwithstanding anything contained herein to the contrary, to the extent that (i) at any time subsequent to the execution of this Lock-up Agreement the undersigned is not required to make any filings under Section 16 or Sections 13(d) or (g) of the Securities Exchange Act of 1934 with respect to any shares of Common Units, and (ii) the undersigned has entered into or will enter into an agreement similar to this Lock-up Agreement (a) in connection with a bona fide issuer directed share program relating to the underwritten public offering of Common Units (a “DUP Program”) with respect to any Common Units to be purchased in such DUP Program (the “DUP Shares”) and (b) with any member of the underwriting syndicate or any affiliate of such member who is acting as administrator of such DUP Program, the terms of such other similar lock-up agreement and not of this Lock-up Agreement shall govern the undersigned’s rights with respect to such DUP Shares.
     If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

Yours very truly,

[Signature of officer, director or major stockholder]

[Name and address of officer, director or major stockholder]

FORM OF OPINION OF VINSON & ELKINS LLP	EXHIBIT C

FORM OF OPINION OF VAN DOORNE N.V.	EXHIBIT D